UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 23, 2007
THE CORPORATE EXECUTIVE BOARD COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-24799 (Commission File Number)	52-2056410 (IRS Employer Identification No.)

2000 Pennsylvania Avenue, NW Suite 6000, Washington, DC (Address of Principal Executive Offices)	20006 (Zip Code)
(202) 777-5000
(Registrant’s Telephone Number,
Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     In a press release on July 24, 2007, The Corporate Executive Board Company (the “Company”) announced and commented on its financial results for the second quarter ended June 30, 2007 and provided a financial outlook for fiscal 2007. A copy of the Company’s press release is attached hereto and furnished as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Resignation of Director
     On July 23, 2007, the Board of Directors elected Thomas L. Monahan III to be Chairman of the Board of Directors effective upon the date of James J. McGonigle’s resignation. As part of his transition, Mr. McGonigle tendered his resignation as Chairman of the Board of Directors and as a Director effective December 31, 2007. As per his employment agreement, Mr. McGonigle will remain an employee of the Company and an advisor to the CEO through April 2009. There was no disagreement or dispute between Mr. McGonigle and the Company which led to his resignation from the Board.
Item 8.01. Other Events
     On July 24, 2007, the Company entered into an Agreement and Plan of Merger (“Agreement”) with Information Technology Toolbox, Inc. (“ITtoolbox”). ITtoolbox is an online community of more than one million IT and other professionals that enables anyone to access the collective knowledge of a worldwide audience of experienced professionals. Under the terms of the Agreement, the initial purchase price of approximately $58.9 million will be increased if certain financial thresholds are achieved during a twelve month period on or before December 31, 2010. Any additional payments would be recorded as a purchase price adjustment.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1
The Corporate Executive Board Company’s press release for second quarter 2007 earnings, announcement of Thomas L. Monahan III as Chairman of the Board of Directors and resignation of James J. McGonigle as Director.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
The Corporate Executive Board Company
By: /s/ Timothy R. Yost
Timothy R. Yost
Chief Financial Officer
Date: July 27, 2007

Exhibit Index

Exhibit No.	Description
99.1
The Corporate Executive Board Company’s press release for second quarter 2007 earnings, announcement of Thomas L. Monahan III as Chairman of the Board of Directors and resignation of James J. McGonigle as Director.